                                                                    EXHIBIT 99.1

                   COX COMMUNICATIONS ANNOUNCES SECOND QUARTER
                           FINANCIAL RESULTS FOR 2003

  COX ACHIEVES 20% OPERATING CASH FLOW GROWTH AND 68% OPERATING INCOME GROWTH,
                  INCREASES 2003 OPERATING CASH FLOW GUIDANCE




         ATLANTA - Cox Communications, Inc. (NYSE: COX) today reported financial results for the three months ended June 30, 2003.

         "Cox Communications is pleased to share results from another outstanding quarter, marked by operating cash flow (OCF) growth of 20%, operating income growth of 68% and revenue growth of 14%," said Jim Robbins, President and CEO of Cox Communications. "Due to our consistent OCF growth year to date, which has been positively impacted by the success we have had with our innovative productivity initiatives, we have increased historical OCF guidance to 17% to 18% growth for the full year 2003."

         Robbins continued: "Despite the traditionally seasonal nature of the second quarter, we delivered 237,722 advanced service revenue generating units
(RGUs) and are on track to achieve our guidance of 1.0 to 1.1 million new service net additions for the year. A driving factor in our success continues to be our bundling strategy. Today nearly one third of our customers buy multiple services from Cox, further demonstrating the value of our superior bundle of digital services, which was confirmed last week when Cox received the highest honor in J.D. Power and Associates' 2003 Residential Local Telephone Customer Satisfaction Study," Robbins added. "Cox's local telephone service ranked the highest in overall customer satisfaction in the Western Region - strong evidence of our success in bringing choice in local and long distance telephone service at a great value to Cox communities."

SECOND QUARTER HIGHLIGHTS

During the second quarter of 2003, Cox:


         - Ended the quarter with just under 6.3 million basic video customers, up 0.5% from June 30, 2002.

         - Ended the quarter with 10.7 million total RGUs, up 2% for the quarter, driven by 6% growth in advanced-service RGUs for the quarter. Total RGUs and advanced-service RGUs were up 12% and 34%, respectively, compared to June 30, 2002.

         - Added 112,452 high-speed Internet customers, ending the quarter with 1.7 million high-speed Internet customers, representing year-over-year growth of 50%.

         - Added 56,170 Cox Digital Telephone customers, ending the quarter with 0.8 million telephone customers, representing year-over-year growth of 45%.

         - Achieved Cox Digital Cable net additions of 69,100 customers, ending the quarter with 1.9 million digital cable customers. Cox Digital Cable is now available to 98% of the homes in Cox's service areas with penetration of our basic video customer base exceeding 30%.

         - Generated $463.0 million in cash flows from operating activities and $125.8 million in free cash flow (cash flows from operating activities less capital expenditures).

         - Reduced capital expenditures to $337.2 million for the quarter, down 32% from the second quarter of 2002.

2003 OUTLOOK

         For the full year 2003, Cox expects year-over-year growth in basic video subscribers of just under 1%. The company expects to add 1.0 million to
1.1 million advanced-service RGUs in 2003 driven by bundled offerings, excellent customer service and increased product availability. Cox expects to achieve revenue growth of 14% to 15%. Cox is increasing its guidance on operating cash flow (operating income before depreciation and amortization and gains or losses on the sale of cable systems) growth to 17% to 18% (16% to 17% excluding the impact of the $9.8 million one-time charge taken in 2002 related to the continuation of Excite@Home high-speed Internet service). Capital expenditures for the full year are now anticipated to be $1.5 billion, which is below the previously announced expectation of $1.6 billion. In addition, Cox expects to be free cash flow positive for the full year 2003.

OPERATING RESULTS

THREE MONTHS ENDED JUNE 30, 2003 COMPARED WITH THREE MONTHS ENDED JUNE 30, 2002

         Total revenues for the second quarter of 2003 were $1.4 billion, an increase of 14% over the second quarter of 2002. This was primarily due to increased customers for advanced services (including digital cable, high-speed Internet access and telephony), higher basic cable rates and a $5 price increase on monthly high-speed Internet access adopted in certain markets in the fourth quarter of 2002 and in most of Cox's remaining markets in the first quarter of 2003. Also contributing to the increase was an increase in commercial broadband customers.

         Cost of services, which includes programming costs, other direct costs and field service costs, was $594.9 million for the second quarter of 2003, an increase of 14% over the same period in 2002. Programming costs increased 10% to $291.5 million, reflecting rate increases and customer growth. Other cost of services increased 17% to $303.4 million, reflecting 1.2 million in net additions of basic and advanced-service RGUs over the last twelve months, as well as increased labor costs due to the transition from upgrade construction and new product launches to maintenance and related customer costs directly associated with the growth of new customers.

         Selling, general and administrative expenses were $296.9 million for the second quarter of 2003, an increase of 6% over the comparable period in 2002. This was due to an 8% increase in general and administrative expenses primarily related to increased salaries and benefits and increased headcount and a 1% net increase in marketing expense primarily due to an increase related to the promotion of new services and bundling alternatives, partially offset by a decrease in costs associated with Cox Media, Cox's advertising business.

         Operating income increased 68% to $168.3 million for the second quarter of 2003, and operating cash flow increased 20% to $532.1 million. Operating income margin (operating income as a percentage of revenues) for the second quarter of 2003 was 12%, and operating cash flow margin (operating cash flow as a percentage of revenues) for the second quarter of 2003 was 37%.

         Depreciation and amortization increased to $364.3 million from $337.7 million in the second quarter of 2002. This was due to an increase in depreciation from Cox's continuing investment in its broadband network in order to deliver additional programming and services.

         For the second quarter of 2003, Cox recorded a $24.2 million pre-tax loss on derivative instruments primarily resulting from the change in the fair value of certain derivative instruments embedded in Cox's zero-coupon debt that is indexed to shares of Sprint PCS common stock that Cox owns.

         Net gain on investments of $124.1 million for the second quarter of 2003 was primarily due to a $97.2 million pre-tax gain on the sale of 32.9 million shares of Sprint PCS common stock and a $27.1 million pre-tax gain as a result of the change in market value of Cox's investment in Sprint PCS common stock classified as trading. The net loss on investments for the comparable period in 2002 was primarily due to a $113.5 million pre-tax loss as a result of the change in market value of Cox's investment in Sprint PCS common stock classified as trading and a $677.4 million decline in the fair value of certain investments, primarily Sprint PCS, considered to be other than temporary.

         Net income for the current quarter was $117.7 million compared to a net loss of $516.2 million for the second quarter of 2002.

SIX MONTHS ENDED JUNE 30, 2003 COMPARED WITH SIX MONTHS ENDED JUNE 30, 2002

         Total revenues for the six months ended June 30, 2003 were $2.8 billion, an increase of 15% over the six months ended June 30, 2002. This was primarily due to increased customers for advanced services (including digital cable, high-speed Internet access and telephony), higher basic cable rates and a $5 price increase on monthly high-speed Internet access adopted in certain markets in the fourth quarter of 2002 and in most of Cox's remaining markets in the first quarter of 2003. Also contributing to the increase was an increase in commercial broadband customers.

         Cost of services was $1.2 billion for the six months ended June 30, 2003, an increase of 14% over the same period in 2002. Programming costs increased 12% to $586.1 million, reflecting rate increases and customer growth. Other cost of services increased 17% to $592.5 million, reflecting 1.2 million in net additions of basic and advanced-service RGUs over the last twelve months, as well as increased labor costs due to the transition from upgrade construction and new product launches to maintenance and related customer costs directly associated with the growth of new customers.

         Selling, general and administrative expenses were $600.1 million for the six months ended June 30, 2003, an increase of 8% over the comparable period in 2002. This was due to an 11% increase in general and administrative expenses primarily related to increased salaries and benefits and increased headcount, partially offset by a 2% decrease in marketing expense primarily due to a decrease in costs associated with Cox Media, Cox's advertising business.

         Operating income increased 58% to $263.4 million for the six months ended June 30, 2003, and operating cash flow increased 21% to $1.0 billion, reflecting the one-time non-recurring charge of $9.8 million in the first quarter of 2002 related to the continuation of Excite@Home high-speed Internet service. Excluding this charge, operating cash flow increased 20% compared to the six months ended June 30, 2002. Operating income margin

(operating income as a percentage of revenues) for the six months ended June 30, 2003 was 9%, and operating cash flow margin (operating cash flow as a percentage of revenues) for the six months ended June 30, 2003 was 36%.

         Depreciation and amortization increased to $748.6 million from $663.5 million in the six months ended June 30, 2002. This was due to an increase in amortization resulting from a non-cash impairment charge of $25.0 million recognized in the first quarter, upon completion of Cox's annual impairment test of franchise value in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, and an increase in depreciation from Cox's continuing investment in its broadband network in order to deliver additional programming and services.

         For the six months ended June 30, 2003, Cox recorded a $26.7 million pre-tax loss on derivative instruments primarily due to a $4.4 million pre-tax loss resulting from the change in the fair value of Cox's net settleable warrants and a $22.9 million pre-tax loss resulting from the change in the fair value of certain derivative instruments embedded in Cox's zero-coupon debt that is indexed to shares of Sprint PCS common stock that Cox owns.

         Net gain on investments of $122.4 million for the six months ended June 30, 2003 was primarily due to a $97.2 million pre-tax gain on the sale of 32.9 million shares of Sprint PCS common stock and a $27.1 million pre-tax gain as a result of the change in market value of Cox's investment in Sprint PCS common stock classified as trading. The net loss on investments for the comparable period in 2002 was primarily due to a $170.4 million pre-tax loss related to the sale of 23.9 million shares of AT&T Wireless common stock, a $388.8 million pre-tax loss as a result of the change in market value of Cox's investment in Sprint PCS common stock classified as trading and a $677.4 million decline in the fair value of certain investments, primarily Sprint PCS, considered to be other than temporary.

         Net income for the six months ended June 30, 2003 was $88.5 million compared to a net loss of $380.6 million for the six months ended June 30, 2002.


LIQUIDITY AND CAPITAL RESOURCES

         Cox has included Consolidated Statements of Cash Flows for the six months ended June 30, 2003 and 2002 as a means of providing more detail regarding the liquidity and capital resources discussion below. In addition, Cox has included a calculation of free cash flow in the Summary of Operating Statistics to provide additional detail regarding a measure of liquidity that Cox believes will be useful to investors in evaluating Cox's financial performance. For further details, please refer to the Summary of Operating Statistics and discussion under the heading of Use of Operating Cash Flow and Free Cash Flow.

         Significant sources of cash for the six months ended June 30, 2003 consisted of the following:

         - the sale of 32.9 million shares of Sprint PCS common stock for net proceeds of approximately $161.7 million;

         - the net issuance of approximately $110.0 million of commercial paper;

         - the issuance of 4.625% senior notes, which mature in June 2013, for net proceeds of approximately $596.2 million; and

         - the generation of net cash provided by operating activities of approximately $818.9 million.

     Significant uses of cash for the six months ended June 30, 2003 consisted of the following:

         - the repurchase of $422.7 million aggregate principal amount at maturity of Cox's convertible senior notes due 2021 that had been properly tendered and not withdrawn, for aggregate cash consideration of $304.2 million, which represented the accreted value of the repurchased notes;

         - the repurchase of $1.3 billion aggregate principal amount of Cox's exchangeable subordinated debentures due 2029 (the PRIZES) and $274.9 million aggregate principal amount of Cox's exchangeable subordinated debentures due 2030 (the Premium PHONES) that had been properly tendered and not withdrawn pursuant to Cox's offer to purchase any and all PRIZES and Premium PHONES, for aggregate cash consideration of $751.9 million; and

         - capital expenditures of $662.9 million. Please refer to the Summary of Operating Statistics for a break out of capital expenditures in accordance with industry guidelines.

         At June 30 2003, Cox had approximately $7.0 billion of outstanding indebtedness (including cumulative derivative adjustments made in accordance with SFAS No. 133 which reduced reported indebtedness by approximately $611.2 million).

         In June 2003, Cox renewed its 364-day revolving bank credit facility for a reduced capacity of $900.0 million.

USE OF OPERATING CASH FLOW AND FREE CASH FLOW

         Operating cash flow and free cash flow are not measures of performance calculated in accordance with accounting principles generally accepted in the United States (GAAP). Operating cash flow is defined as operating income before depreciation and amortization and gain (loss) on the sale of cable systems. Free cash flow is defined as cash provided by operating activities less capital expenditures.

         Cox's management believes that presentation of these measures provides useful information to investors regarding Cox's financial condition and results of operations. Cox believes that operating cash flow, operating cash flow margin and free cash flow are useful to investors in evaluating its performance because they are commonly used financial analysis tools for measuring and comparing media companies in several areas of liquidity, operating performance and leverage. Both operating cash flow and free cash flow are used to gauge Cox's ability to service long-term debt and other fixed obligations and to fund continued growth with internally generated funds. In addition, management uses operating cash flow to monitor compliance with certain financial covenants in Cox's credit agreements, and it is used as a factor in determining executive compensation.

         Operating cash flow and free cash flow should not be considered as alternatives to net income as indicators of Cox's aggregate performance or as alternatives to net cash provided by operating activities as measures of liquidity and may not be comparable to similarly titled measures used by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures on a historical basis are presented under the headings "Reconciliation of Operating Cash Flow to Operating Income" and "Reconciliation of Free Cash Flow to Cash Provided by Operating Activities" in the attached financial tables. Cox is unable to reconcile these non-GAAP measures on a forward-looking basis primarily because it is impractical to project the timing of certain transactions, such as the initiation of depreciation relative to network construction projects.


ABOUT COX COMMUNICATIONS

         Cox Communications (NYSE: COX), a Fortune 500 company, is a multi-service broadband communications company with approximately 6.5 million total customers, including 6.3 million basic cable subscribers. Cox is the nation's fourth-largest cable television provider, and offers both traditional analog video programming under the Cox Cable brand as well as advanced digital video programming under the Cox Digital Cable brand. Cox provides an array of other communications and entertainment services, including local and long distance telephone under the Cox Digital Telephone brand; high-speed Internet access under the brands Cox High Speed Internet and Cox Express; and commercial voice and data services via its affiliate Cox Business Services, LLC. Local cable advertising, promotional opportunities and production services are sold under the Cox Media(SM) brand. Cox is an investor in programming networks including Discovery Channel. More information about Cox Communications can be accessed on the Internet at www.cox.com.

CONFERENCE CALL AND WEBCAST DETAILS

         The Cox Communications earnings call will be held Wednesday, July 30, 2003, at 10:30 a.m. Eastern Time. A live webcast of the conference call will be available on the Cox Communications website at www.cox.com/investor. A recording of the second quarter conference call, as well as a document containing highlights, will be available on Cox's website following the conclusion of the call.

CONTACT INFORMATION

Lacey Lewis, Vice President of Investor Relations
(404) 269-7608, lacey.lewis@cox.com

Laura Oberhelman, Media Relations
(404) 269-7562, laura.oberhelman@cox.com

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

         Statements in this release, including statements relating to growth opportunities, revenue and cash flow projections and introduction of new products and services, are "forward-looking statements", as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to Cox's future plans, earnings, objectives, expectations, performance and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include competition within the broadband communications industry, our ability to achieve anticipated subscriber and revenue growth, our success in implementing new services and other operating initiatives, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cox's filings with the Securities and Exchange Commission, including Cox's Annual Report on Form 10-K, as amended, for the year ended December 31, 2002. Cox assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.


                      (See attached financial information)

                            COX COMMUNICATIONS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                (THOUSANDS OF DOLLARS, EXCLUDING PER SHARE DATA)


                                                    THREE MONTHS ENDED                           SIX MONTHS ENDED
                                                           JUNE 30                                     JUNE 30
                                           --------------------------------------    -----------------------------------------

                                                2003           2002        CHANGE         2003            2002         CHANGE
                                           -------------   -------------   ------    -------------   -------------     -------
REVENUES
 Residential
  Video .................................  $     907,902   $     857,197        6%   $   1,806,843   $   1,691,056           7%
  Data ..................................        210,699         134,863       56%         404,918         256,428          58%
  Telephony .............................        116,450          82,395       41%         223,543         155,147          44%
  Other .................................         22,478          20,001       12%          44,630          40,545          10%
                                           -------------   -------------    -----    -------------   -------------     -------
    TOTAL RESIDENTIAL REVENUES ..........      1,257,529       1,094,456       15%       2,479,934       2,143,176          16%
 Commercial .............................         68,137          52,057       31%         131,506         101,853          29%
 Advertising ............................         98,273          98,116        0%         178,781         177,642           1%
                                           -------------   -------------    -----    -------------   -------------     -------
    TOTAL REVENUES ......................      1,423,939       1,244,629       14%       2,790,221       2,422,671          15%
COSTS AND EXPENSES
 Cost of services .......................        594,939         523,947       14%       1,178,558       1,031,330          14%
 Selling, general and
  administrative expenses ...............        296,885         278,807        6%         600,094         557,401           8%
                                           -------------   -------------    -----    -------------   -------------     -------
    TOTAL COSTS AND EXPENSES ............        891,824         802,754       11%       1,778,652       1,588,731          12%
                                           -------------   -------------    -----    -------------   -------------     -------

OPERATING CASH FLOW .....................        532,115         441,875       20%       1,011,569         833,940          21%
 Depreciation and amortization ..........        364,274         337,728        8%         748,594         663,520          13%
 (Gain) loss on sale of cable systems ...           (469)          3,916     (112)%           (469)          3,916        (112)%
                                           -------------   -------------    -----    -------------   -------------     -------
OPERATING INCOME ........................        168,310         100,231       68%         263,444         166,504          58%
Interest expense ........................       (130,498)       (128,367)       2%        (260,322)       (255,984)          2%
Gain (loss) on derivative instruments,
  net ...................................        (24,197)         47,860     (151)%        (26,700)        767,623        (103)%
Gain (loss) on investments, net .........        124,147        (792,900)    (116)%        122,395      (1,201,630)       (110)%
Equity in net losses of affiliated
  companies .............................         (4,354)        (20,907)     (79)%         (6,518)        (23,720)        (73)%
Other, net ..............................           (617)            275     --               (957)          1,010        (195)%
                                           -------------   -------------    -----    -------------   -------------     -------
INCOME (LOSS) BEFORE INCOME TAXES
 AND MINORITY INTEREST ..................        132,791        (793,808)    (117)%         91,342        (546,197)       (117)%
Income tax expense (benefit) ............         13,402        (289,178)    (105)%         (1,096)       (189,208)        (99)%
                                           -------------   -------------    -----    -------------   -------------     -------
INCOME (LOSS) BEFORE MINORITY
  INTEREST ..............................        119,389        (504,630)    (124)%         92,438        (356,989)       (126)%
Minority interest, net of tax ...........         (1,644)        (11,564)     (86)%         (3,914)        (23,633)        (83)%
                                           -------------   -------------    -----    -------------   -------------     -------
NET INCOME (LOSS) .......................  $     117,745   $    (516,194)    (123)%  $      88,524   $    (380,622)       (123)%
                                           =============   =============             =============   =============

BASIC WEIGHTED-AVERAGE SHARES
  OUTSTANDING ...........................    620,256,065     601,318,335               620,239,661      601,024,267
BASIC NET INCOME (LOSS) PER SHARE .......  $        0.19    $      (0.86)            $        0.14   $        (0.63)
DILUTED WEIGHTED-AVERAGE SHARES
  OUTSTANDING ...........................    629,728,659     601,318,335               629,693,126      601,024,267
DILUTED NET INCOME (LOSS) PER SHARE .....  $        0.19    $      (0.86)            $        0.14   $        (0.63)


NOTE:Certain amounts in the 2002 financial statements have been reclassified for comparison purposes.

                            COX COMMUNICATIONS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)


                                                                          JUNE 30          DECEMBER 31
                                                                            2003               2002
                                                                        ------------       ------------
ASSETS
Current assets
Cash .............................................................      $    148,436       $    228,704
Accounts and notes receivable, less allowance for doubtful
  accounts of $29,722 and $33,607 ................................           334,665            354,928
Amounts due from Cox Enterprises, Inc. (CEI) .....................              --               21,109
Other current assets .............................................           123,374            267,341
                                                                        ------------       ------------
  Total current assets ...........................................           606,475            872,082
                                                                        ------------       ------------

Net plant and equipment ..........................................         7,739,245          7,793,178
Investments ......................................................           370,198            397,435
Intangible assets ................................................        15,696,884         15,724,288
Other noncurrent assets ..........................................           204,003            218,166
                                                                        ------------       ------------

  Total assets ...................................................      $ 24,616,805       $ 25,005,149
                                                                        ============       ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses ............................      $    661,028       $    727,877
Other current liabilities ........................................           336,191            216,235
Current portion of long-term debt ................................            90,797            393,040
Amounts due to CEI ...............................................             8,489               --
                                                                        ------------       ------------
  Total current liabilities ......................................         1,096,505          1,337,152
                                                                        ------------       ------------

Deferred income taxes ............................................         6,523,730          6,750,635
Other noncurrent liabilities .....................................           181,314            175,912
Long-term debt, less current portion .............................         6,892,084          6,922,957
                                                                        ------------       ------------
  Total liabilities ..............................................        14,693,633         15,186,656
                                                                        ------------       ------------

Minority interest in equity of consolidated subsidiaries .........           137,317            133,403

Shareholders' equity
Series A preferred stock-liquidation preference of $22.1375 per share, $1 par value; 10,000,000 shares of preferred stock
 authorized; shares issued and outstanding: 4,836,372 ............             4,836              4,836
Class A common stock, $1 par value; 671,000,000 shares
 authorized; shares issued: 598,216,349 and 598,076,894; shares
 outstanding: 592,693,329 and 592,567,757 ........................           598,216            598,077
Class C common stock, $1 par value; 62,000,000 shares
 authorized; shares issued and outstanding: 27,597,792 ...........            27,598             27,598
Additional paid-in capital .......................................         4,552,559          4,549,029
Retained earnings ................................................         4,726,946          4,638,422
Accumulated other comprehensive income ...........................            88,444             79,465
Class A common stock in treasury, at cost: 5,523,020 and
 5,509,137 shares ................................................          (212,744)          (212,337)
                                                                        ------------       ------------
  Total shareholders' equity .....................................         9,785,855          9,685,090
                                                                        ------------       ------------

  Total liabilities and shareholders' equity .....................      $ 24,616,805       $ 25,005,149
                                                                        ============       ============

                            COX COMMUNICATIONS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)


                                                                                    SIX MONTHS
                                                                                   ENDED JUNE 30
                                                                           -----------------------------
                                                                               2003              2002
                                                                           -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) ...................................................      $    88,524       $  (380,622)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization .......................................        748,594           663,520
  (Gain) loss on sale of cable systems ................................           (469)            3,916
  (Gain) loss on derivative instruments, net ..........................         26,700          (767,623)
  Write off of debt issuance costs ....................................         36,063                --
  Deferred income taxes ...............................................       (232,527)          (65,874)
  (Gain) loss on investments, net .....................................       (122,395)        1,201,630
  Equity in net losses of affiliated companies ........................          6,518            23,720
  Minority interest, net of tax .......................................          3,914            23,633
Decrease in accounts and notes receivable ...........................           20,245            21,682
Decrease (increase) in other assets .................................           33,829            (6,364)
Increase (decrease) in accounts payable and accrued expenses ........          (91,874)            8,094
Increase (decrease) in taxes payable ................................          231,290           (24,484)
Other, net ..........................................................           70,456            48,959
                                                                           -----------       -----------
 Net cash provided by operating activities ..........................          818,868           750,187
                                                                           -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures ................................................         (662,892)       (1,013,664)
Investments in affiliated companies .................................           (8,412)           (9,793)
Proceeds from the sale of investments ...............................          161,739         1,320,271
Decrease in amounts due from CEI, net ...............................           21,109            13,245
Proceeds from the sale of cable systems .............................              822            12,574
Other, net ..........................................................           (5,234)           (4,295)
                                                                           -----------       -----------
 Net cash provided by (used in) investing activities ................         (492,868)          318,338
                                                                           -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES
Commercial paper issuance (repayments), net .........................          110,000          (727,384)
Proceeds from issuance of debt, net of debt issuance costs ..........          596,154                --
Repayment of debt ...................................................       (1,124,971)         (266,576)
Proceeds from exercise of stock options .............................            2,535            23,110
Increase in amounts due to CEI, net .................................            8,489            22,554
Distributions paid on capital and preferred securities of
 subsidiary trusts ..................................................               --           (29,938)
Premium paid on debt extinguishment .................................          (19,483)               --
Other, net ..........................................................           21,008            16,577
                                                                           -----------       -----------
 Net cash used in financing activities ..............................         (406,268)         (961,657)

Net increase (decrease) in cash .....................................          (80,268)          106,868
Cash at beginning of period .........................................          228,704            86,860
                                                                           -----------       -----------
Cash at end of period ...............................................      $   148,436       $   193,728
                                                                           ===========       ===========

                            COX COMMUNICATIONS, INC.
            RECONCILIATION OF OPERATING CASH FLOW TO OPERATING INCOME
                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)


                                                        THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                              JUNE 30                            JUNE 30
                                                    ----------------------------       ----------------------------
                                                        2003             2002              2003             2002
                                                    -----------      -----------       -----------      -----------
Operating cash flow ..........................      $   532,115      $   441,875       $ 1,011,569      $   833,940
Depreciation and amortization ................         (364,274)        (337,728)         (748,594)        (663,520)
Gain (loss) on sale of cable system ..........              469           (3,916)              469           (3,916)
                                                    -----------      -----------       -----------      -----------
Operating income .............................      $   168,310      $   100,231       $   263,444      $   166,504
                                                    ===========      ===========       ===========      ===========



                            COX COMMUNICATIONS, INC.
    RECONCILIATION OF FREE CASH FLOW TO CASH PROVIDED BY OPERATING ACTIVITIES
                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)


                                                        THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                              JUNE 30                            JUNE 30
                                                    ----------------------------       ----------------------------
                                                        2003             2002              2003             2002
                                                    -----------      -----------       -----------      -----------
Free cash flow ...............................      $   125,794      $  (168,815)      $   155,976      $  (263,477)
Capital expenditures .........................          337,208          498,266           662,892        1,013,664
                                                    -----------      -----------       -----------      -----------
Net cash provided by operating activities ....      $   463,002      $   329,451       $   818,868      $   750,187
                                                    ===========      ===========       ===========      ===========

                            COX COMMUNICATIONS, INC.
                         SUMMARY OF OPERATING STATISTICS



CORE VIDEO
                                                                   JUNE 30        MARCH 31         JUNE 30
                                                                     2003            2003            2002
                                                                  ---------       ---------       ---------
Customer Relationships
  Basic Video Customers (a) ................................      6,278,458       6,315,950       6,250,036
  Non-Video Customers (b) ..................................        244,662         221,359         155,365
                                                                  ---------       ---------       ---------
Total Customer Relationships (c) ...........................      6,523,120       6,537,309       6,405,401

Revenue Generating Units
  Basic Video Customers (a) ................................      6,278,458       6,315,950       6,250,036
  Advanced Services ........................................      4,456,823       4,219,101       3,334,326
                                                                  ---------       ---------       ---------
Total Revenue Generating Units .............................      10,735,281      10,535,051      9,584,362

Video Homes Passed .........................................      10,311,010      10,268,146      10,075,782
Basic Video Penetration ....................................           60.9%           61.5%           62.0%


COX DIGITAL CABLE
                                                                   JUNE 30        MARCH 31         JUNE 30
                                                                     2003            2003            2002
                                                                  ---------       ---------       ---------
Digital Cable Ready Homes Passed ...........................      10,077,459      9,959,627       9,636,773
Customers ..................................................      1,943,272       1,874,172       1,641,095
Penetration of Customers to Basic Video Customers ..........           31.0%           29.7%           26.3%
Average Weekly Run Rate ....................................          5,315           5,908           7,901


HIGH-SPEED INTERNET ACCESS
                                                                   JUNE 30        MARCH 31         JUNE 30
                                                                     2003            2003            2002
                                                                  ---------       ---------       ---------
High-Speed Internet Access Ready Homes Passed ..............      9,974,461       9,877,700       9,485,336
Customers ..................................................      1,674,835       1,562,383       1,115,000
Penetration of Customers to High-Speed Internet Access
  Ready Homes Passed .......................................           16.8%           15.8%           11.8%
Average Weekly Run Rate ....................................          8,650          11,879           8,745



COX DIGITAL TELEPHONE
                                                                   JUNE 30        MARCH 31         JUNE 30
                                                                     2003            2003            2002
                                                                  ---------       ---------       ---------
Telephony Ready Homes Passed ...............................      4,569,431       4,230,497       3,708,135
Customers ..................................................        838,716         782,546         578,231
Penetration of Customers to Telephony Ready Homes Passed ...           18.4%           18.5%           15.6%
Average Weekly Run Rate ....................................          4,321           4,933           4,764


BUNDLED CUSTOMERS
                                                                   JUNE 30        MARCH 31         JUNE 30
                                                                     2003            2003            2002
                                                                  ---------       ---------       ---------
Customers subscribing to two or more services ..............      1,918,314       1,803,241       1,339,740
Penetration of Bundled Customers to Basic Video Customers ..           30.6%           28.6%           21.4%

(a) The number of customers who receive primary analog or digital video service.Additional outlets are not counted.

(b) The number of customers who receive high-speed Internet access or telephony service, but do not subscribe to video service.

(c) The number of customers who receive at least one level of service, encompassing video, data and telephony services, without regard to which service(s) customers purchase.

                            COX COMMUNICATIONS, INC.
                   SUMMARY OF OPERATING STATISTICS - CONTINUED


COMPARATIVE OPERATING STATISTICS
                                                                      THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                                -----------------------------       -----------------------------
                                                                  JUNE 30           JUNE 30           JUNE 30            JUNE 30
                                                                    2003              2002              2003              2002
                                                                -----------       -----------       -----------       -----------
Operating Cash Flow Margin ...............................             37.4%             35.5%             36.3%             34.4%
Capital Expenditures (thousands of dollars)  .............      $   337,208       $   498,266       $   662,892       $ 1,013,664
Operating Cash Flow per Basic Video Customer (d) .........            84.75             70.70            161.12            133.43
Capital Expenditures per Basic Video Customer ............            53.71             79.72            105.58            162.19


CAPITAL EXPENDITURES
                                                                      THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                                -----------------------------       -----------------------------
                                                                                      (THOUSANDS OF DOLLARS)
                                                                  JUNE 30           JUNE 30           JUNE 30            JUNE 30
                                                                    2003              2002              2003              2002
                                                                -----------       -----------       -----------       -----------
Customer premise equipment ...............................      $   128,255       $   192,771       $   272,528       $   426,518
Commercial spending ......................................           19,765            27,401            39,331            51,277
Scalable infrastructure ..................................           32,570            76,899            59,174           155,204
Line extensions ..........................................           42,702            43,399            81,450            88,493
Upgrade/Rebuild ..........................................           58,085            89,045           109,896           164,232
Support capital ..........................................           55,831            68,751           100,513           127,940
                                                                -----------       -----------       -----------       -----------
    Total capital expenditures ...........................      $   337,208       $   498,266       $   662,892       $ 1,013,664
                                                                ===========       ===========       ===========       ===========


FREE CASH FLOW CALCULATION (f)
                                                                      THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                                -----------------------------       -----------------------------
                                                                                      (THOUSANDS OF DOLLARS)
                                                                  JUNE 30           JUNE 30           JUNE 30            JUNE 30
                                                                    2003              2002              2003              2002
                                                                -----------       -----------       -----------       -----------
Operating cash flow ......................................      $   532,115       $   441,875       $ 1,011,569       $   833,940
Less capital expenditures ................................         (337,208)         (498,266)         (662,892)       (1,013,664)
Plus cash (decrease) increase in working capital (e) .....           28,903           (27,731)            1,390            23,871
                                                                -----------       -----------       -----------       -----------
Operating free cash flow .................................          223,810           (84,122)          350,067          (155,853)
Less cash paid for interest ..............................          (99,377)          (86,100)         (192,975)         (205,937)
Plus cash refunded (paid) for taxes ......................            1,361             1,407            (1,116)           98,313
                                                                -----------       -----------       -----------       -----------
Free cash flow ...........................................      $   125,794       $  (168,815)      $   155,976       $  (263,477)
                                                                ===========       ===========       ===========       ===========


(d) Operating cash flow per basic video customer is calculated by dividing operating cash flow for the respective period by basic video customers as of the end of the period.

(e) Cash change in working capital is calculated based on the cash flow changes in current assets and liabilities, excluding changes related to interest and taxes.

(f) Operating cash flow and free cash flow are not measures of performance calculated in accordance with GAAP.For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, see the information presented under "Reconciliation of Operating Cash Flow to Operating Income" and "Reconciliation of Free Cash Flow to Cash Flow Provided by Operating Activities" in these financial tables.